SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

JOHNSON OUTDOORS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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Filed by Johnson Outdoors Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

        On December 10, 2004, Johnson Outdoors Inc. sent a letter to shareholders respecting the Agreement and Plan of Merger providing for the merger of JO Acquisition Corp., a Wisconsin corporation, with and into Johnson Outdoors, with Johnson Outdoors as the surviving corporation. Under the terms of the proposed merger, public shareholders of Johnson Outdoors would receive cash for their shares, and the members of the Johnson family would acquire 100% ownership of Johnson Outdoors. A copy of the shareholder letter follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

December 10, 2004

Dear Johnson Outdoors Shareholder:

As you know, on October 28, 2004, Johnson Outdoors Inc. and JO Acquisition Corp., entered into a merger agreement. Under the terms of the proposed merger, all shareholders of Johnson Outdoors, other than JO Acquisition Corp. and members of the Johnson family (the Buy-Out Group), would receive $20.10 per share in cash, and the Buy-Out Group would acquire 100% ownership of Johnson Outdoors. The merger is subject to a number of conditions, including approval of the merger agreement by shareholders other than members of the Buy-Out Group.

A Special Committee of independent directors was appointed to evaluate the merger, and after extensive negotiations with the Buy-Out Group and careful consideration, including a thorough review with its independent advisors and the receipt of a fairness opinion from its independent financial advisor, the Special Committee unanimously determined that the merger is fair to and in the best interests of the Company’s shareholders other than the Buy-Out Group. The Board of Directors recommends that shareholders vote for approval of the merger agreement.

We wanted you to know that over the past few weeks there have been public filings regarding the proposed merger by the Company and the Buy-Out Group. Among these is a preliminary proxy statement filed with the SEC in connection with the special meeting of shareholders at which we will seek shareholder approval of the merger. Johnson Outdoors will send you the final definitive proxy statement in early 2005, which will describe the merger in detail and also provide the date, time and location of the special shareholder meeting.

There has been speculation, which the Company believes primarily originates with short-term speculative investors, that the Buy-Out Group will increase their offered price. You should know that as indicated in public filings with the SEC, the Buy-Out Group has specifically advised the Special Committee that they will not proceed with the transaction at a price in excess of $20.10 per share. To date, the Special Committee has not received any third-party indications of interest for an acquisition of Johnson Outdoors, and members of the Buy-Out Group have stated that they have no interest in selling their shares to a third party and will not support an alternative transaction.

The all-cash price of $20.10 per share represents a 21.2% premium to the average closing price of Johnson Outdoors Class A common stock for the 30 days prior to the Buy-Out Group’s initial $18.00 offer and a 53.7% premium to the 52-week average closing price prior to the February 20, 2004 announcement of the offer.

The reasons for the Special Committee’s and the Board’s recommendations, the background of the merger and other important information will be contained in the final proxy materials you will receive in early 2005. We look forward to communicating with you further regarding the merger and the special meeting of shareholders.

Sincerely,

Johnson Outdoors Inc.

If you have any questions, please contact:
INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free: (877) 825-8964
Banks & Brokers Call Collect: (212) 750-5833

ADDITIONAL INFORMATION

Johnson Outdoors has filed a preliminary proxy statement and will file a definitive proxy statement and other documents regarding the proposed merger with the U.S. Securities and Exchange Commission (SEC).  The definitive proxy statement will be sent to shareholders of Johnson Outdoors seeking their approval of the merger agreement at a special meeting of shareholders.  Shareholders are urged to read the definitive proxy statement and any other relevant document when they become available, because they will contain important information about Johnson Outdoors, the proposed merger and related matters.  Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Johnson Outdoors with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents may also be obtained free of charge by directing a request to Cynthia Georgeson, Johnson Outdoors Inc., 555 Main Street, Racine, Wisconsin 53403, tel: (262) 631-6600.

In addition to Johnson Outdoors, the company’s directors and executive officers may be deemed to be participants in the solicitation from Johnson Outdoors shareholders of proxies in favor of approval of the merger agreement.  Such participants may have interests in the merger, including as a result of holding shares of Johnson Outdoors common stock or derivative securities, such as stock options, the value of which is related to the price of Johnson Outdoors common stock.  Information regarding the participants and their interests will be contained in the proxy statement to be filed by Johnson Outdoors with the SEC in connection with the special meeting of shareholders.